SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     ---------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)   AUGUST 14, 2002
                                                         ----------------


                                NTL INCORPORATED
               -------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


    Delaware                      0-30673                      13-4105887
-------------------------------------------------------------------------------
(State or Other                (Commission                 (IRS Employer
 Jurisdiction of                 File Number)               Identification No.)
   Incorporation)



110 East 59th Street, New York, New York                                10022
-------------------------------------------------------------------------------
(Address of Principal Executive Offices)                             (Zip Code)


        Registrant's Telephone Number, including area code (212) 906-8440
                                                           --------------



          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.                            PAGE
-------    ----------------------------------                            ----

EXHIBITS
--------

On August 14, 2002, NTL Incorporated announced results for the three months ended June 30, 2002.

The full text of the Media Release is attached to this report as Exhibit 99.1.

ITEM 9.    REGULATION FD DISCLOSURE.
-------    -------------------------

On August 14, 2002, NTL Incorporated announced results for the three months ended June 30, 2002.

                                   SIGNATURES
                                   ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   NTL INCORPORATED
                                   (Registrant)


                                   By:    /s/ Richard J. Lubasch
                                   ---------------------------------
                                   Name:  Richard J. Lubasch
                                   Title: Executive Vice President -
                                            General Counsel

Dated: August 14, 2002

                                 EXHIBIT INDEX
                                 -------------

Exhibit
-------

99.1    Media release, dated August 14, 2002

                                                                  Exhibit 99.1

NTL LOGO


New York, New York, August 14, 2002 (OTC BB: NTLD; NASDAQ Europe: NTLI)

NTL INCORPORATED ANNOUNCES RESULTS FOR THREE AND SIX MONTHS ENDED JUNE 30, 2002

SECOND QUARTER

o        Steady progress despite a challenging business environment
o        Achieved substantial progress on Company's planned recapitalization

Financial Highlights *
(In (pound) millions)
(In (pound)millions)               Q2 2002            Q2 2001
-------------------------  --------------------  -----------------
REVENUE
Home                                 (pound)334         (pound)337
Business                                    148                139
Broadcast                                    52                 49
TV Programming                                6                  5
NTL Europe                                   87                 78
                                             --                 --

Continuing Operations                       627         (pound)608
Discontinued Operations                       -                 26
                                              -                 --
Total Revenues                       (pound)627         (pound)634

EBITDA
Continuing Operations                (pound)174         (pound)110
Discontinued Operations                       -                  5
                                              -                  -
Total EBITDA **                      (pound)174         (pound)115

EBITDA*
Total EBITDA Margin % **                    28%                18%
------------------------     ------------------  -----------------

* Discontinued operations comprise NTL Australia, CWC Off-Net and 1G Networks. The financial results and commentary on pages 9 to 15 are shown in accordance with FAS 144 and therefore include only NTL Australia within discontinued operations.

** The components of EBITDA as defined by the Company are set forth in the results summarized under the heading "Financial Results for the three months ended June 30, 2002". This definition is consistent across the periods referred to in this release.

RECAPITALIZATION UPDATE

We announced on May 8, 2002 that we had filed in a U.S. Court (the "Court") our previously announced Chapter 11 "prearranged" plan of reorganization under U.S. law. Just prior to the filing, the Company, a steering committee of our lending banks and an unofficial committee of our public bondholders (holding over 50% in the aggregate of the face value of NTL and our subsidiaries' public bonds) had reached an agreement in principle on implementing the terms of the recapitalization plan to strengthen our balance sheet, reduce debt and put an appropriate capital structure in place for our business. In addition, France Telecom and another significant holder of our preferred stock also agreed to the plan at that time. As previously announced, under the proposed recapitalization plan, approximately $10.9 billion in debt will be converted to equity in two reorganized companies - NTL UK and Ireland and NTL Euroco. That agreement in principle forms the basis of the Company's Second Amended Joint Plan of Reorganization that was filed with the Court on July 15, 2002, and will be the basis on which the Company intends to emerge from Chapter 11.

On July 3, 2002 we announced that NTL had obtained final approval from the Court in which its United States Chapter 11 cases are pending for the previously announced Debtor-in-Possession ("DIP") financing. The Court approved the $630 million DIP facility, which included $500 million in new financing provided by certain of the Company's bondholders or their affiliates. This financing has provided the Company sufficient liquidity to continue ordinary operations throughout the Chapter 11 process.

On July 12, 2002, the Court approved the Company's previously filed amended disclosure statement, subsequently amended on July 15, 2002, which has been distributed to stakeholders in connection with the Company's solicitation of votes to accept the plan of reorganization. On the same date the Court also set September 5, 2002 as the date for the hearing to consider confirmation of the plan. If confirmed, the Company's recapitalization plan could be consummated shortly thereafter, subject to satisfying certain remaining conditions as set out in the plan, at which time the Company would emerge from Chapter 11.

BUSINESS REVIEW

NTL continues to concentrate on delivering solid operational results against the challenging backdrop of the recapitalization process combined with a continued negative climate for telecoms. During the second quarter of 2002, NTL made steady progress and maintained a `business as usual' approach with existing and potential customers, NTL associates and suppliers.

Revenues of (pound)627 million ($915m) and EBITDA of (pound)174 million ($254m) from continuing operations represent a revenue increase of 3% and an EBITDA increase of 58%, compared with revenue of (pound)608 million ($857m) and EBITDA of (pound)110 million ($155m) in the second quarter of 2001.

Capital expenditures were (pound)138 million ($201m) in the second quarter of 2002 as compared to (pound)115 million ($164m) in the first quarter of 2002.

NTL HOME

NTL Home's second quarter results from continuing operations included revenues of (pound)334 million ($488m) and EBITDA of (pound)141 million ($206m). Our results were in line with our stated intentions of conserving cash and reducing costs and capital expenditures. Q2 2002 EBITDA was 45% higher than in Q2 2001.

Monthly ARPU (average revenue per unit) was (pound)40.54 for the quarter, an increase of (pound)1.18 per month as compared with Q2 2001. On an annualized basis, ARPU stands at (pound)486.48.

NTL ended the quarter serving approximately 2.7 million on-net customers, 102,000 off-net customers and providing 5.5 million services to these customers. During the recapitalization process, we are continuing to focus on:

(i)      the provision of broadband services;
(ii)     cost reduction; and
(ii)     improving the quality of the customer experience.

NTL continues to see strong growth in the take up of its high-speed, always-on broadband Internet products; ending the quarter with over 275,000 broadband customers. As of August 1st, NTL had over 300,000 broadband customers in the UK which, based on ITC statistics, results in a market share of approximately 37%.

Churn was reduced to 17.1% (on an annualized basis) in the quarter, as a result of ongoing customer service improvements. Total disconnects were 119,000 in Q2 2002, down from 127,000 in Q1 2002 while gross additions in Q2 were 49,000 down from 54,000 in Q1. Subscriber additions were in line with expectations.

NTL BUSINESS

NTL Business' second quarter results from continuing operations included revenues of (pound)148 million ($216m), an increase of 6% over the prior year, and EBITDA of (pound)59 million ($86m), an increase of 31% on Q2 2001. The recapitalization process and the general climate for competitive telecoms service providers has had a larger impact on NTL's Business revenues than on any of the other operating divisions.

New business successes included signing an (pound)8 million ($12m) agreement with Maritime and Coastguard Agency and an agreement with Freeserve to deliver Freeserve Broadband services via NTL's next generation cable network.

NTL BROADCAST

NTL Broadcast's second quarter results from continuing operations included revenues of (pound)52 million ($76m), an increase of 6% over the prior year, and EBITDA of (pound)28 million ($41m), an EBITDA increase of 12% over Q2 2001, excluding the Australian business.

New contracts within the quarter include a 10-year contract to insert and transmit a new text service on Channel 5 and a number of contracts from Channel 4 television, to provide a digital compression system for additional channels on the direct to home digital satellite platform.

TV PROGRAMMING

Revenue for our TV programming subsidiary in Q2 2002 of (pound)6 million ($9m) represents a 20% increase from Q2 2001, and EBITDA was (pound)15 million ($22m) negative. These results reflect the fact that in June 2002 NTL's wholly owned subsidiary, Premium TV Limited, initiated discussions with the Football League with a view to restructuring the joint venture between the parties for the provision of an Internet platform for the 72 soccer clubs which are members of the Football League. The outcome of these discussions is still uncertain; therefore, in Q2 2002, NTL's TV programming division recorded a non-recurring operating expense of approximately (pound)14 million ($20m) to reflect the write down of certain assets relating to the joint ventures.

SHARED SERVICES

Shared services costs of (pound)64 million ($93m) in Q2 2002 declined by 14% as compared to Q2 2001, as a result of cost reduction and efficiency improvements in Networks, IT, Finance, HR and properties. The focus on cost reduction will continue with additional opportunities to reduce costs through the rationalisation of our IT assets and property portfolio.

CAPITAL EXPENDITURE - UK

UK capital expenditure from continuing operations was (pound)108 million ($158m) in the second quarter 2002. NTL's customer acquisition capital spending is focussed upon our high value subscribers, those who are defined as "low capex customers" (i.e., pre-wired homes, triple play customers, on-net buildings etc). The Company has virtually eliminated all discretionary spend and is implementing only currently contracted spending commitments. The above amounts reflect our capital expenditures as accounted for under the accrual method of accounting. This method provides a more accurate measurement of our capital expenditure requirements during the reported quarter, as compared to the cash spend on capital expenditures, which would differ as a result of timing between capital commitments and disbursements of cash (actual supplier payments) for these commitments.

NTL EUROPE

NTL Europe's second quarter results from continuing operations included revenues of (pound)87 million ($127m), a 12% increase from Q2 2001, and EBITDA of (pound)25 million ($37m), a 32% increase from Q2 2001.

NTL Europe currently consists of wholly owned Cablecom (Switzerland), and NTL Ireland (Cablelink), as well as equity investments in B2 in Sweden (34%), Noos in France (27%) and iesy (formerly known as eKabel) in Germany (32.5%). Under the proposed terms of the recapitalization plan, NTL's investment in Noos will be transferred to France Telecom and NTL Ireland will become part of the new NTL UK and Ireland company.

CABLECOM

Continuing focus on EBITDA growth and return on investment were the priority throughout the European franchises for Q2 2002. EBITDA improvement is a result of increased focus on a profitable revenue mix, as well as the impact of process improvement in network operations and cost reduction programs. During the second quarter, Cablecom increased its broadband customer base to 100,000.

In May 2002, in conjunction with NTL's recapitalization plan, the banking syndicate for Cablecom agreed a plan for the continued funding of Cablecom until April 30, 2003, which may be extended by the relevant banks to December 31, 2003. In addition, the agreement reached with the banking syndicate requires NTL to engage UBS Warburg by August 31, 2002 to advise in connection with an outside investment in or sale of all or part of the Cablecom group.

NTL IRELAND

NTL Ireland's digital television penetration continues to grow with 22,000 digital customers at the end of the second quarter. Following the success of the cable modem trial in Q1, a residential broadband product was launched into a target area of 7,000 households. The business-to-business sector continues to be a growth area for NTL Ireland with strong sales on voice, data and Internet products.

CAPITAL EXPENDITURE - EUROPE

Capital expenditure at NTL Europe from continuing operations amounted to (pound)30 million ($44m) for Q2 2002. The Company has virtually eliminated all discretionary spend and is implementing only currently contracted spending commitments. The above amounts reflect the Company's capital expenditures as accounted for under the accrual method of accounting. This method provides a more accurate measurement of the Company's capital expenditure requirements during the reported quarter, as compared to the cash spend on capital expenditures, which would differ as a result of timing between capital commitments and disbursements of cash (actual supplier payments) for these commitments.

EQUITY INVESTMENTS

iesy, NTL Europe's 32.5% owned asset in Germany, has suspended its network upgrade program (which is focussed on the expansion of its cable network in Hessen to provide broadband cable modem services initially, and later digital television) pending progress of a potential restructuring of iesy's capital structure. iesy has recently retained advisors to assist it in a restructuring of its outstanding debt.

B2, NTL Europe's 34% owned asset in Sweden ended the second quarter with approximately 80,000 customers and with penetration of approximately 35% of homes marketed.

Noos, NTL Europe's 27% owned asset in France, ended Q2 2002 with 127,000 cable modem subscribers and over 366,000 digital TV subscribers. These results reflect the contribution of the NTL 1G Networks assets to Noos in November 2001.

OTHER Q2 DEVELOPMENTS

On June 28, 2002, NTL confirmed that its restructuring plan, with the support of the Official Committee of its unsecured creditors, will provide for the continuation of Barclay Knapp and his management team to lead the newly formed NTL companies after emergence from the US Chapter 11 cases. As part of the new management structure, John Gregg, currently CFO of NTL Incorporated, will become co-Managing Director and CFO of NTL Euroco upon emergence, and will also serve as CFO of NTL UK and Ireland until a CFO for NTL UK and Ireland is named.

FINANCIAL REVIEW *

REVENUE SUMMARY (IN (POUND) MILLIONS)

--------------------------------------------------------------------------------------------------------
                            Q2-2002       Q1-2002          Q4-2001          Q3-2001         Q2-2001
--------------------------------------------------------------------------------------------------------

CONTINUING OPERATIONS

    HOME               (pound)334       (pound)340       (pound)352       (pound)342      (pound)337


    BUSINESS
      Retail                    56              56               62               58              62
      MNS                       74              74               72               72              57
      Carrier Services          18              21               18               24              20
                        -----------  --------------   --------------  ---------------  --------------
         Total                 148             151              152              154             139

    BROADCAST
      Media                     42              39               41               40              41
      Wireless                  10              10               11               10               8
                        -----------  --------------   --------------  ---------------  --------------
         Total                  52              49               52               50              49

    TV PROGRAMMING               6               7               13                5               5

    NTL EUROPE
      Cablecom                  72              66               80               58              68
      Cablelink                 15              14               12               11              10
                        -----------  --------------   --------------  ---------------  --------------
         Total                  87              80               92               69              78

    REVENUE             (pound)627      (pound)627       (pound)661       (pound)620      (pound)608


DISCONTINUED OPERATIONS

                        (pound)  -      (pound) 12       (pound) 11       (pound) 11      (pound) 10
      Australia
      CWC Off-Net                -               -                4               12              14
      1G Networks                -               -                2                2               2
                        -----------  --------------   --------------  ---------------  --------------

    TOTAL REVENUES      (pound)627      (pound)639       (pound)678       (pound)645      (pound)634

-----------------------------------------------------------------------------------------------------

* During the second half of 2001 the UK Businesses commenced a major reorganization into the three main trading divisions, Home, Business and Broadcast, supported by a smaller Shared Services division. This reorganization became fully effective from January 2002 and consequently the Revenue and EBITDA analysis in the Financial Review is presented in the revised structure and prior period comparatives have been restated accordingly.


EBITDA SUMMARY (IN (POUND) MILLIONS)

----------------------------------------------------------------------------------------------------------------------
                                          Q2-2002         Q1-2002         Q4 -2001          Q3-2001         Q2-2001
----------------------------------------------------------------------------------------------------------------------

Continuing Operations

    HOME                               (pound)141      (pound)134       (pound)122       (pound)103      (pound) 97

    BUSINESS
      Retail                                   23              23               29               21              20
      MNS                                      23              18               21               18              15
      Carrier Services                         13              15               15               19              10
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                 59              56               65               58              45

    BROADCAST
      Media                                    23              21               19               22              23
      Wireless                                  5               4                4                4               2
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                 28              25               23               26              25

    SHARED SERVICES
      Networks                                (16)            (14)             (10)             (20)            (19)
      Corporate Support/IT                    (48)            (48)             (40)             (57)            (55)
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                (64)            (62)             (50)             (77)            (74)

    TV PROGRAMMING                            (15)             (2)             (33)              (4)             (2)

    NTL EUROPE
      Cablecom                                 21              18               24               18              18
      Cablelink                                 4               3                3                2               1
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                 25              21               27               20              19

    EBITDA                             (pound)174      (pound)172       (pound)154       (pound)126      (pound)110

Discontinued Operations

      Australia                        (pound)  -      (pound)  5       (pound)  5       (pound)  5      (pound)  4

      CWC Off-Net                               -               -                1                4               3
      1G Networks                               -               -               (1)              (3)             (2)
                                   ---------------  --------------   --------------  ---------------  --------------

    TOTAL EBITDA                       (pound)174      (pound)177       (pound)159       (pound)132      (pound)115
----------------------------------------------------------------------------------------------------------------------


                    FINANCIAL RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 2002
                            (IN $ MILLIONS EXCEPT PER SHARE DATA)




                                                                        Three Months Ended
                                                                             June 30,
                                                                ------------------------------------
                                                                      2002               2001

REVENUES
Consumer telecommunications and television..                         $624.3             $618.4
Business telecommunications                                           215.6              197.6
Broadcast transmission and other                                       76.5               68.4
                                                                ------------------ -----------------
                                                                      916.4              884.4
COSTS AND EXPENSES
Operating expenses                                                    413.7              435.4
Selling, general and administrative expenses                          248.5              290.8
                                                                ------------------ -----------------
                                                                      662.2              726.2
                                                                ------------------ -----------------
EBITDA                                                                254.2              158.2

Other charges                                                          16.7               17.9
Corporate expenses                                                      8.0               19.3
Depreciation and amortization                                         419.8              801.2
                                                                ------------------ -----------------
Operating (loss)                                                     (190.3)            (680.2)

OTHER INCOME (EXPENSE)
Interest income and other, net                                          9.7                5.2
Interest expense (contractual $405.6 in 2002)                        (269.3)            (329.7)
Share of (losses) from equity investments                             (37.3)             (57.6)
Foreign currency transaction (losses) gains                           (59.3)              22.6
                                                                ------------------ -----------------
(Loss) before recapitalization items, income taxes and
   discontinued  operations                                          (546.5)          (1,039.7)
Recapitalization items, net                                           (37.8)                    -
Income tax benefit                                                     26.0               12.3
                                                                ------------------ -----------------
(Loss) from continuing operations                                    (558.3)          (1,027.4)
Discontinued operations:
   Loss from operations of NTL Australia                               (0.5)              (1.8)
   Gain on sale of NTL Australia, net of income tax expense
   of $4.5                                                              8.4                  -
                                                                ------------------ -----------------
Income (loss) from discontinued operations                              7.9               (1.8)
                                                                ------------------ -----------------
Net (loss)                                                           (550.4)          (1,029.2)
Preferred stock dividends (contractual $93.4 in 2002)                 (43.5)             (75.8)
                                                                ------------------ -----------------
Net (loss) available to common shareholders.                        $(593.9)         $(1,105.0)
                                                                ================== =================

Basic and diluted net (loss) per common share:
  (Loss) from continuing operations                                  $(2.18)            $(3.99)
  Income (loss) from discontinued operations                            .03               (.01)
                                                                ------------------ -----------------
  Net (loss) per common share                                        $(2.15)            $(4.00)
                                                                ================== =================

  Weighted average shares                                             276.6              276.3
                                                                ================== =================

            FINANCIAL RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2002
                      (IN $ MILLIONS EXCEPT PER SHARE DATA)


                                                                         Six Months Ended
                                                                             June 30,
                                                                ------------------------------------
                                                                      2002               2001
REVENUES
Consumer telecommunications and television..                       $1,232.7           $1,229.3
Business telecommunications                                           431.2              398.8
Broadcast transmission and other                                      146.5              136.5
                                                                ------------------ -----------------
                                                                    1,810.4            1,764.6
COSTS AND EXPENSES
Operating expenses                                                    849.5              874.1
Selling, general and administrative expenses                          460.8              613.0
                                                                ------------------ -----------------
                                                                    1,310.3            1,487.1
                                                                ------------------ -----------------
EBITDA                                                                500.1              277.5

Other charges                                                          19.3               25.3
Corporate expenses                                                     21.6               31.8
Depreciation and amortization                                         815.4            1,556.4
                                                                ------------------ -----------------
Operating (loss)                                                     (356.2)          (1,336.0)

Other income (expense)
Interest income and other, net                                         24.8               14.2
Interest expense (contractual $777.5 in 2002)                        (641.2)            (684.8)
Share of (losses) from equity investments                             (86.2)            (100.5)
Foreign currency transaction (losses) gains                           (64.3)               8.9
                                                                ------------------ -----------------
(Loss) before recapitalization items, income taxes and
   discontinued  operations                                        (1,123.1)          (2,098.2)
Recapitalization items, net                                           (83.6)                    -
Income tax benefit                                                     48.0               28.4
                                                                ------------------ -----------------
(Loss) from continuing operations                                  (1,158.7)          (2,069.8)
Discontinued operations:
   Loss from operations of NTL Australia                               (0.3)              (2.3)
   Gain on sale of NTL Australia, net of income tax  expense
   of $4.5                                                              8.4                  -
                                                                ------------------ -----------------
Income (loss) from discontinued operations                              8.1               (2.3)
                                                                ------------------ -----------------
Net (loss)                                                         (1,150.6)          (2,072.1)
Preferred stock dividends (contractual $191.8 in 2002)               (141.9)            (140.9)
                                                                ------------------ -----------------
Net (loss) available to common shareholders.                      $(1,292.5)         $(2,213.0)
                                                                ================== =================

Basic and diluted net (loss) per common share:
  (Loss) from continuing operations                                  $(4.70)            $(8.03)
  Income (loss) from discontinued operations                            .03               (.01)
                                                                ------------------ -----------------
  Net (loss) per common share                                        $(4.67)            $(8.04)
                                                                ================== =================

  Weighted average shares                                             276.6              275.4
                                                                ================== =================

DISCUSSION OF SECOND QUARTER RESULTS

We provide a broad range of communication services, including: (i) consumer telecommunications and television, (ii) business telecommunications and (iii) broadcast transmission and other related services. Our consumer telecommunications and television services include broadband services to consumer markets comprising residential telephone, analog and digital cable television, narrowband and broadband Internet access, and interactive services. Business telecommunications consist of broadband services to business markets, comprising business telecommunications, national and international carrier telecommunications, narrowband and broadband Internet services, and managed network services. Our broadcast transmission and other services include digital and analog television and radio broadcast transmission services, satellite and media services for programmers, news agencies, sports broadcasters and production companies, and tower site rental and associated services to a variety of carriers operating wireless networks.

As expected, our growth in 2002 has been curtailed by funding constraints. Although our current business plan includes a reduction in the number of new customers and an increase in revenue from existing customers, our cash constraints present many challenges to the successful execution of the plan. We are conserving cash through a reduction in capital expenditures including expenditures to connect new customers to our network. In order to maintain revenues and cash from operations while reducing the number of new customers, we must reduce and limit customer churn. We intend to continue to improve our customer service and increase our service offering to customers in an effort to curtail and reduce churn. We are in the process of integrating our various billing systems and customer databases in an effort to improve one of the main tools we use to provide customer service. This effort is beginning to achieve results as the first franchise area was successfully migrated to the new billing platform in June 2002. We expect to substantially complete the project by the second quarter of 2003. The total project cost is estimated to be approximately (pound)45.0 million, of which we have incurred approximately (pound)5.0 million through June 30, 2002.

Our plan to reduce churn and to increase ARPU includes an increase in broadband services to our existing customers. We believe that our triple play offering of telephony, broadband access to the Internet and digital television will continue to prove attractive to our existing customer base, which will result in higher ARPU as revenues per existing customer increase. We may also benefit from the financial difficulties exhibited by some of the newer companies that compete with us through churn of their customers. However, there is still significant competition in our markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as DSL offered by BT. If we are unable to charge the prices for these services in the future that we anticipate in our business plan in response to competition or if our competition is able to attract our customers, our results of operations will be adversely affected.

Media speculation regarding our financial condition and potential outcomes of the recapitalization process could have an adverse effect on parts of our business. Similarly, negative press about the financial condition of alternative telecom carriers in general may effect our reputation. One of the key strategies in our business plan is to increase our penetration of higher value small to medium size enterprises (or SMEs) and provide increased retail services of bundled voice, data and Internet services for SMEs. However, due to the negative publicity surrounding our financial condition and the effect of that publicity on our brand name, we have found it difficult to convince SMEs to become our customers. We believe our recapitalization process and the general climate for alternative telecom carriers effected our revenues in the first half of 2002 as prospective customers began deferring orders beginning in the fourth quarter of 2001. Even if we successfully complete the recapitalization process, there is no assurance that the negative publicity will not adversely impact our results of operations or have a long-term negative effect on our brand.

In addition, this uncertainty may adversely affect our relationships with suppliers. If suppliers become increasingly concerned about our financial condition, they may demand faster payments or not extend normal trade credit, both of which could further adversely affect our cash conservation measures and our results of operations. However, this did not have any significant effect on our results of operations or cash flows in the first half of 2002.

There can be no assurance that we will successfully complete the proposed recapitalization plan in a timely manner in order to sustain our operations.

On April 2, 2002, we announced the completion of the sale of our Australian broadcast business. NTL Australia is accounted for as a discontinued operation, and accordingly, NTL Australia is excluded from the results of continuing operations for the three and six months ended June 30, 2002 and 2001.

The results of continuing operations on pages 9-10 for the three and six months ended June 30, 2001 include CWC Off-Net and 1G networks, both of which were sold in the fourth quarter of 2001.

Consolidated revenues increased by 3.6% to $916.4 million in three months ended June 30, 2002, as compared to $884.4 million in the three months ended June 30, 2001. Revenue growth was achieved by improving our product offers, increasing our broadband and digital TV customer base, raising prices and by serving new customers and signing new contracts in our Broadcast and Business telecoms divisions. Revenue growth in the Business telecoms division was also the result of the acquisition of Viatel UK in the third quarter of 2001.

In the three months ended June 30, 2002 and 2001, the United Kingdom accounted for 86.0% and 87.1%, respectively, Switzerland accounted for 11.5% and 10.8%, respectively, and other geographic regions accounted for 2.5% and 2.1%, respectively of total consolidated revenues.

In the three months ended June 30, 2002 and 2001, consumer telecommunications and television revenues were 68.1% and 69.9%, respectively, business telecommunications revenues were 23.5% and 22.4%, respectively and broadcast transmission and other revenues were 8.4% and 7.7%, respectively of total consolidated revenues.

Consumer telecommunications and television revenues increased to $624.3 million from $618.4 million primarily as a result of changes in foreign currency exchange rates. These revenues in UK pounds decreased to (pound)427.0 million from (pound)435.8 million. The decrease in revenues was primarily due to the sale of part of our indirect access telephony business in October 2001 that accounted for (pound)13.8 million of consolidated revenues in the three months ended June 30, 2001. Consumer telecommunications and television revenues have also been affected by a reduction in the customer base due to disconnects, lower telephony usage and fewer premium package television customers. This decrease was partially offset by price increases and upselling new services to customers.

Business telecommunications revenues increased to $215.6 million from $197.6 million. The acquisition of the assets and contracts of Viatel UK in the third quarter of 2001 accounted for $32.1 million of the revenue in the three months ended June 30, 2002. The reduction in revenue after excluding the Viatel revenue primarily results from a lack of major installations and orders and a decline in carrier revenues.

Broadcast transmission and other revenues increased to $76.5 million from $68.4 million. The increase reflects increases in the number of broadcast television and FM radio customers and accounts, which exceeded price cap reductions in our regulated services, and increases in satellite and media services used by broadcast and media customers. We expect growth in broadcast services to be driven primarily by contracts related to the increased demand for tower infrastructure by wireless services operators expanding and upgrading their networks for wireless broadband, the digitalization of analog television and radio signals and the further development of programming for the European markets requiring satellite and terrestrial distribution services.

Operating expenses (including network expenses) decreased to $413.7 million from $435.4 million primarily as a result of decreases in telephony interconnection and television programming costs. The acquisition of the assets and contracts of Viatel UK in the third quarter of 2001 accounted for $29.2 million of the operating expenses in the three months ended June 30, 2002. Operating expenses as a percentage of revenues declined to 45.1% in 2002 from 49.2% in 2001.

Selling, general and administrative expenses decreased to $248.5 million from $290.8 million, which reflects various cost savings efforts including restructurings announced in the fourth quarter of 2001. Selling, general and administrative expenses in the three months ended June 30, 2002 include a non-cash reserve of $19.6 million for certain assets of Premium TV Limited (our television programming subsidiary) that reduced their carrying value to $3.2 million. Selling, general and administrative expenses as a percentage of revenues decreased to 27.1% in 2002 from 32.9% in 2001.

Other charges of $16.7 million in the three months ended June 30, 2002 include asset impairment charges of $12.9 million, restructuring charges of $2.1 million and costs incurred for information technology integration and for business rationalization consulting of $1.7 million. Other charges of $17.9 million in the three months ended June 30, 2001 were for information technology integration and for business rationalization consulting incurred by NTL UK. Asset impairment charges of $12.9 million in 2002 are non-cash charges to write-down certain long-lived assets to their estimated fair values based on our assessment that their carrying value was not recoverable. This charge includes fixed assets of $1.0 million and other assets of $11.9 million, all of which relates to our consumer segment. Restructuring charges of $2.1 million in 2002 include severance and related expenses of $1.0 million and costs of $1.1 million to shutdown a non-critical operation in the UK. The information technology integration and business rationalization consulting costs of $1.7 million were incurred by Cablecom in 2002.

Corporate expenses decreased to $8.0 million from $19.3 million due to a decrease in legal, accounting, other professional and employee related costs. In addition, corporate expenses in the three months ended June 30, 2001 included a write-down of certain investments of $5.9 million.

Depreciation and amortization decreased to $419.8 million from $801.2 million. Depreciation expense increased to $385.4 million from $359.2 million primarily due to an increase in depreciation of telecommunications and cable television equipment. Amortization expense decreased to $34.4 million from $442.0 million due to the adoption of SFAS No. 142 on January 1, 2002 which ended the amortization of goodwill and other indefinite lived intangible assets. Amortization expense in the three months ended June 30, 2001, after deducting the amortization of goodwill and other indefinite lived intangible assets of $406.1 million, would have been $35.9 million.

Interest income and other, net increased to $9.7 million from $5.2 million primarily as a result of an increase in cash available for investment.

Interest expense decreased to $269.3 million from $329.7 million as a result of our application of AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"). Pursuant to SOP 90-7, interest expense is included in the results of operations only to the extent that it will be paid during the proceeding or that it is probable that it will be an allowed priority, secured or unsecured claim. In accordance with the proposed recapitalization plan, we do not plan to make future interest payments on our outstanding publicly traded notes, except notes issued by NTL Triangle (a non-debtor) and, upon emergence from the Chapter 11 proceedings, Diamond Holdings Limited. Our contractual interest for the three months ended June 30, 2002 was $405.6 million. The increase in contractual interest expense in 2002 as compared to 2001 is primarily due to additional borrowings under credit facilities subsequent to June 30, 2001 and the issuance of additional notes in May and June 2001. Interest of $59.7 million and $243.7 million was paid in cash in the three months ended June 30, 2002 and 2001, respectively.

Share of losses from equity investments decreased to $37.3 million from $57.6 million primarily due to a reduction in the net loss of B2 (due to an adjustment to our estimate of B2's loss in the three months ended June 30, 2001) offset by an increase in share of loss of Noos. We acquired our interest in Noos in May 2001.

Foreign currency transaction (losses) gains were losses of $59.3 million in the three months ended June 30, 2002 and gains of $22.6 million in the three months ended June 30, 2001. The change is primarily due to the effect of changes in exchange rates. We and certain of our subsidiaries have cash, cash equivalents and debt denominated in non-U.S. dollar currencies that are affected by changes in exchange rates. In addition, certain of our foreign subsidiaries whose functional currency is not the U.S. dollar have cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.

Recapitalization items, net was $37.8 million in the three months ended June 30, 2002 including $10.2 million for employee retention related to substantially all of our UK employees and $29.6 million for financial advisor, legal, accounting and consulting costs. These costs are net of $2.0 million of interest earned on accumulated cash since the Chapter 11 filing on May 8, 2002. We expect to incur approximately $50.0 million in additional recapitalization costs until we complete the process.

Gain on sale of NTL Australia of $8.4 million, net of income tax expense of $4.5 million, is the result of the April 2, 2002 sale of our Australian broadcast business to Macquarie Communications Infrastructure Holding Pty Limited for A$850.0 million (US$451.3 million). The net proceeds from the sale after the repayment of the outstanding bank credit facility and transaction related costs were A$575.3 million (US$304.5 million).

Net loss was $550.4 million and $1,029.2 million in the three months ended June 30, 2002 and 2001, respectively. This change was the result of the factors discussed above, particularly the $407.6 million reduction in amortization expense.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, "believe," "anticipate," "should", "intend", "plan," "will," "expects," "estimates", "projects," "positioned," "strategy," and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks (including those risks identified in the Company's annual report on Form 10-K for the year ended 31 December 2001 and the Company's quartely report on Form 10-Q for the three months ended March 31, 2002), uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include the following: the ability of the Company to complete the recapitalization process, the ability of the Company to continue as a going concern, the ability of the Company to obtain trade credit and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; general economic and business conditions, technological developments, the Company's ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of restructuring and integration actions, the impact of new business opportunities requiring significant up-front investment and interest rate and currency exchange rate fluctuations. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

A Prospectus under the UK Public Offers of Securities Regulations 1995 in relation to the proposed offering of shares of common stock and warrants by NTL UK and Ireland in connection with the plan of reorganization has been published and copies are available free of charge at NTL's offices at Bartley Wood Business Park, Hook, Hampshire, RG27 9UP, UK during normal business hours on any weekday (excluding Saturdays and public holidays) until the effective date of the plan of reorganization. Nothing in this document should be treated as an invitation or inducement to engage in investment activity and nor treated as advice relating to legal or other matters

FOR MORE INFORMATION CONTACT:

IN THE US:

ANALYSTS, DEBT AND EQUITY HOLDERS:
John F. Gregg, Senior Vice President - Chief Financial Officer
Bret Richter, Vice President Corporate Finance and Development
Tamar Gerber, Director - Investor Relations
Tel: (+1) 212 906 8440, or via e-mail at investor_relations@ntli.com
                                         ---------------------------

MEDIA:
Brunswick Group, Steve Lipin/Tim Payne
Tel: (+1) 212 333 3810

IN THE UK:

ANALYSTS, DEBT AND EQUITY HOLDERS:
Virginia Ramsden, +44 (0) 20 7746 6826,
   or via e-mail at investorrelations@ntl.com
                    -------------------------

MEDIA:
Alison Kirkwood, Media Relations, +44 (0)1256 752 662 / 07788 186154
Justine Parrish, Media Relations, +44 (0)207 746 4096 / 07966 421 991

Buchanan Communication, Richard Oldworth, Mark Edwards or Jeremy Garcia
Tel: +44 (0)20 7466 5000

APPENDIX
NTL OPERATING STATISTICS AS OF JUNE 30, 2002
(subscriber totals in thousands)

                               NTL         NTL       Cablecom       Noos        eKabel         B2
                              (UK)      (Ireland)     (Swiss)     (France)    (Germany)     (Sweden)     Equity        Gross
                            ---------------------------------------------------------------------------------------------------
RESIDENTIAL


Ownership Interest               100%         100%    100% (1)        27.0%        32.5%        34.0%


Homes in Franchise           11,411.2        445.0     1,909.4      3,447.0      2,800.0        301.3    15,515.9     20,313.9

Homes passed                  8,404.1        445.0     1,909.4      2,904.7      1,928.1        239.4    12,064.1     15,830.7

Homes marketed (Telco)        7,506.4         20.0           -         10.0            -            -     7,529.1      7,536.4

Homes marketed (CATV)         7,729.8        445.0     1,743.1      2,851.6      1,928.1        231.9    11,230.6     14,929.5


Customers                     2,696.2        371.6     1,587.1      1,035.6      1,282.8         79.9     5,224.9      7,053.2
                            ---------------------------------------------------------------------------------------------------
   Dual/Triple RGU
                              1,924.5          4.4       101.3         91.2            -            -     2,053.4      2,121.4

   Single RGU                   771.7        367.2     1,485.8        944.4      1,282.8         79.9     3,171.5      4,931.8


CATV                          2,109.1        371.6     1,592.8        998.1      1,282.8            -     4,605.7      6,354.4
                            ---------------------------------------------------------------------------------------------------
     Digital
                              1,206.8         22.0        55.3        366.2            -            -     1,380.0      1,650.3

     Analog                     902.3        329.0     1,537.5        222.7      1,282.8            -     3,094.6      4,274.3

     Antenna                        -         20.6           -        409.2            -            -       131.1        429.8


Telephone                     2,452.9          4.4           -          2.0            -            -     2,457.8      2,459.3


Internet                        973.9          3.3       263.4        127.4            -         79.9     1,300.8      1,447.9
                            ---------------------------------------------------------------------------------------------------
    Dial-Up (ntlworld +
      other)                    657.3          2.5       162.1            -            -            -       821.9        821.9

    Digital TV Access            41.0            -           -            -            -            -        41.0         41.0

    Broadband                   275.6          0.8       101.3        127.4            -         79.9       437.9        585.0


RGUs (TV, Telco, BB)          4,837.6        376.8     1,694.1      1,127.5      1,282.8         79.9     7,501.4      9,398.7
Service Units (TV, Telco,
Int)                          5,535.9        379.3     1,856.2      1,127.5      1,282.8         79.9     8,364.3     10,261.6


RGUs/Customer                   1.79x        1.01x       1.07x        1.09x        1.00x        1.00x       1.44x        1.33x

Service Units/Customer          2.05x        1.02x       1.17x        1.09x        1.00x        1.00x       1.60x        1.45x

Penetration:
   CATV                         27.3%        83.5%       91.4%        35.0%        66.5%         0.0%       41.0%        42.6%
   Telephone                    32.7%        22.0%          --        20.0%           --           --       32.6%        32.6%
   Customer                     34.9%        83.5%       91.1%        36.3%        66.5%        34.5%       46.5%        47.2%
   RGU                          62.6%        84.7%       97.2%        39.5%        66.5%        34.5%       66.8%        63.0%
   Service Unit                 71.6%        85.2%      106.5%        39.5%        66.5%        34.5%       74.5%        68.7%
   Dual / Triple                71.4%         1.2%        6.4%         8.8%         0.0%         0.0%       39.3%        30.1%

Quarterly Growth:

   Customers                   (70.4)          0.1         0.0         34.8          3.5          0.0      (59.7)       (31.9)

   RGUs                        (55.7)          0.2        22.5         44.4          3.5          0.0      (20.5)         15.0


Off-Net Telephony               102.1          2.3           -            -            -            -       104.4        104.4
                            ---------------------------------------------------------------------------------------------------
   Telephone
                                 23.8            -           -            -            -            -        23.8         23.8

   Telephone + Internet          78.3          2.3           -            -            -            -        80.6         80.6

(1) Cablecom has equity interests in 28 cable systems in Switzerland. The following statistics reflect the proportional operating data in which Cablecom does not maintain an equity interest: 186,700 homes passed, 162,700 homes marketed, 153,700 subscribers, 1,400 broadband Internet subscribers and 155,600 RGUs.